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                                                                  EXHIBIT (a)(7)


Re:      Stock Option Exchange -- Follow up

         In the past several days, we have received a number of questions regarding Firepond's offer to exchange outstanding stock options. Please note that most of the questions that have been brought to our attention thus far are addressed and answered in the previously provided "Offer to Exchange Options Under the Firepond Stock Option Plans" in the 'Summary Term Sheet' section on pages 4-8, although we recommend that you review all of the materials provided to you for a complete description of all of the material terms of the offer.

         To address any additional questions you may have, we are planning a "Corporate Update" the week of 7/9/01. The tentative schedule is as follows:

         Mankato and Minneapolis on Tuesday, July 10th
         San Rafael on Wednesday, July 11th
         Waltham on Thursday, July 12th

         If you have any questions about your individual stock options such as vesting or the number of options outstanding, please access the Salomon Smith Barney website for Firepond at www.benefitaccess.com using your individual user name and password.